Ioanis Jorgali, Investors 629.213.6139 ioanis.jorgali@alliancebernstein.com	Carly Symington, Media 629.213.5568 carly.symington@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES THIRD QUARTER RESULTS
GAAP Net Income of $0.79 per Unit
Adjusted Net Income of $0.86 per Unit
Cash Distribution of $0.86 per Unit

Nashville, TN, October 23, 2025 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended September 30, 2025.
"AllianceBernstein's strong financial and operational results in the third quarter reflect our focused execution on strategic objectives, including forming new partnerships and enhancing our capabilities to better serve our clients," said Seth Bernstein, President and CEO of AllianceBernstein. "Excluding $4.0 billion outflows related to the pre-announced Equitable-RGA reinsurance transaction, third quarter inflows netted $1.7 billion, driven by sustained organic growth in our tax-exempt and private alternative strategies. Inflows into our market-leading tax-exempt franchise accelerated to $4.1 billion inflows, driven by retail and private wealth gains. Additionally, institutional deployments in our private alternative strategies drove $3.2 billion alternatives/multi-asset inflows, bringing our private markets AUM to nearly $80 billion and moving us closer to our $90 to $100 billion target by 2027. While active equities extended a persistent trend with $6.4 billion outflows, taxable fixed income outflows of $4.2 billion were largely episodic in the quarter. Excluding the above-mentioned reinsurance transaction, firmwide taxable net flows were roughly flat, with modest inflows across retail and private wealth. Compared to prior year, average AUM and advisory base fees grew 7% and 5%, respectively. Adjusted operating income increased 15% and adjusted operating margin of 34.2% expanded by 290 bps. Adjusted earnings per Unit and distributions to Unitholders rose 12%."

(US $ Thousands except per Unit amounts)	3Q 2025	3Q 2024	% Change	2Q 2025	% Change
U.S. GAAP Financial Measures
Net revenues	$1,137,147	$1,085,489	4.8%	$1,088,907	4.4%
Operating income	$283,477	$365,281	(22.4)%	$222,094	27.6%
Operating margin	24.3%	33.2%	(890) bps	20.7%	360 bps
AB Holding EPU	$0.79	$1.12	(29.5)%	$0.64	23.4%

Adjusted Financial Measures (1)
Net revenues	$884,672	$845,095	4.7%	$844,434	4.8%
Operating income	$302,367	$264,154	14.5%	$272,964	10.8%
Operating margin	34.2%	31.3%	290 bps	32.3%	190 bps
AB Holding EPU	$0.86	$0.77	11.7%	$0.76	13.2%
AB Holding cash distribution per Unit	$0.86	$0.77	11.7%	$0.76	13.2%

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$860.1	$805.9	6.7%	$829.1	3.7%
Average AUM	$840.8	$785.9	7.0%	$799.5	5.2%
(1) The adjusted financial measures represent non-GAAP financial measures. See page 12 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 13-15 for notes describing the adjustments.

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Bernstein further elaborated, "Despite our retail channel continuing to experience outflows for the second consecutive quarter, demand dynamics reflected sequential improvement in the third quarter, with $1.7 billion net outflows compared to $4.8 billion net outflows in the prior quarter. The improvement was driven by a rebound in retail taxable net flows, which turned slightly positive compared to the elevated outflows in the first half of 2025. Additionally, our organic gains in retail munis doubled sequentially, totaling $3.1 billion inflows. Retail active equity redemptions remained elevated, outflowing $4.3 billion in the third quarter. Institutional demand was headlined by $2.8 billion inflows into alternatives/multi-asset, driven by net deployments across commercial real estate debt, private placements, residential mortgages and private credit. Taxable outflows of $4.8 billion were primarily driven by net redemptions from the pre-announced Equitable-RGA reinsurance transaction. Institutional active equity outflows were balanced by roughly equivalent passive equity inflows. Our institutional pipeline AUM stands at $11.8 billion, which we expect to grow over the next quarters, as we expand our recently announced partnerships. Our award-winning private wealth channel delivered its strongest organic gains in 10 quarters, growing net-new-assets at 7% annualized rate. Bernstein's continued success underscores its unique value proposition and our advisors' unwavering dedication to serving the ultra-high-net-worth client segment."

In conclusion, Bernstein remarked, "Leveraging our extensive investment expertise and robust distribution capabilities, we remain committed to delivering exceptional service to our clients. Our investment teams excel in combining tactical insights with a disciplined, long-term strategy to curate high-quality investment options for our clients. With a proven track record and strategic positioning, we are well-prepared to navigate the challenges ahead and strengthen our capabilities to achieve better outcomes for our clients."

The firm’s cash distribution per Unit of $0.86 is payable on November 20, 2025, to holders of record of AB Holding Units at the close of business on November 3, 2025.

Market Performance
Global equity and fixed income markets were up in the third quarter of 2025.

3Q 2025
S&P 500 Total Return	8.1%
MSCI EAFE Total Return	4.8
Bloomberg Barclays US Aggregate Return	2.0
Bloomberg Barclays Global High Yield Index - Hedged	2.7

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Assets Under Management
($ Billions)

Total assets under management as of September 30, 2025 were $860.1 billion, up $31.0 billion, or 4%, from June 30, 2025 and up $54.2 billion, or 7%, from September 30, 2024.

	Institutional	Retail	Private Wealth	Total
Assets Under Management 9/30/2025	$351.4	$356.2	$152.5	$860.1
Net Flows for Three Months Ended 9/30/2025:
Active	($3.4)	($0.8)	$0.8	($3.4)
Passive	1.6	(0.9)	0.4	1.1
Total	($1.8)	($1.7)	$1.2	($2.3)

Total net outflows were $2.3 billion in the third quarter, compared to net outflows of $6.7 billion in the second quarter of 2025 and net inflows of $1.1 billion in the prior year third quarter.
Institutional channel third quarter net outflows of $1.8 billion compared to net outflows of $1.5 billion in the second quarter of 2025. Institutional gross sales of $14.0 billion increased sequentially from $3.7 billion. The pipeline of awarded but unfunded Institutional mandates decreased sequentially to $11.8 billion at September 30, 2025 compared to $21.9 billion at June 30, 2025.
Retail channel third quarter net outflows of $1.7 billion compared to net outflows of $4.8 billion in the second quarter of 2025. Retail gross sales of $22.6 billion increased sequentially from $19.4 billion.
Private Wealth channel third quarter net inflows of $1.2 billion compared to net outflows of $0.4 billion in the second quarter of 2025. Private Wealth gross sales of $5.8 billion increased sequentially from $4.8 billion.

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Third Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by incentive compensation-related mark-to-market adjustments, acquisition-related expenses, interest expense and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted basic net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted basic net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings

Revenues
Third quarter net revenues of $1.1 billion increased 5% from the third quarter of 2024. The increase was primarily due to higher investment advisory base fees, higher distribution revenues and higher net dividend and interest income, partially offset by lower performance-based fees and lower other revenues.
Sequentially, net revenues of $1.1 billion increased 4% from the second quarter of 2025. The increase was primarily due to higher investment advisory base fees, higher distribution revenues and lower investment losses, partially offset by lower performance-based fees.
Expenses
Third quarter operating expenses of $854 million increased 19% from $720 million in the third quarter of 2024. The increase is primarily due to a contingent payment arrangement gain in the third quarter of 2024, higher employee compensation and benefits expense and higher promotion and servicing expense, partially offset by lower general and administrative ("G&A") expense. The contingent payment arrangement gain in the third quarter of 2024 was recognized in connection with the fair value adjustment related to our contingent payment liability associated with our acquisition of AB CarVal in 2022. Employee compensation and benefits expense increased due to higher base compensation, commissions, fringe benefits and incentive compensation. Promotion and servicing expense increased due to higher distribution-related payments and amortization of deferred sales commissions, partially offset by lower marketing and communication expense. G&A expenses decreased primarily due to lower office-related expenses primarily driven by the early exit from our previous New York office location in third quarter of 2024 and a partial recovery from a third-party service provider related to the recognition of the AB Funds reimbursement expense recognized in the second quarter of 2025. In addition, lower professional fees and the final settlement of our pension obligation was partially offset by higher portfolio services and related expenses.
Sequentially, operating expenses of $854 million decreased 2% from $867 million, primarily driven by lower G&A expense, partially offset by higher employee compensation and benefits expense and promotion and servicing expense. G&A expenses decreased due to a partial recovery from a third party service provider related to the recognition of the AB Funds reimbursement expense recognized in the second quarter of 2025, lower professional fees and a favorable foreign exchange impact. Employee compensation and benefits expense increased primarily due to higher incentive compensation and base compensation, partially offset by lower fringe benefits and commissions. Promotion and servicing expense increased primarily due to higher distribution-related payments, partially offset by lower marketing and communications expense.
Operating Income, Margin and Net Income Per Unit
Third quarter operating income of $283 million decreased 22% from $365 million in the third quarter of 2024 and the operating margin of 24.3% in the third quarter of 2025 decreased 890 basis points from 33.2% in the third quarter of 2024.
Sequentially, operating income of $283 million increased 28% from $222 million in the second quarter of 2025 and the operating margin of 24.3% increased 360 basis points from 20.7% in the second quarter of 2025.
Third quarter net income per Unit of $0.79 decreased from $1.12 in the third quarter of 2024 and increased from $0.64 in the second quarter of 2025.

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Non-GAAP Earnings
This section discusses our third quarter 2025 non-GAAP financial results, compared to the third quarter of 2024 and the second quarter of 2025. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted basic net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Adjusted Revenues
Third quarter adjusted net revenues of $885 million increased 5% from $845 million in the third quarter of 2024 primarily due higher investment advisory base fees and investment gains compared to losses in the prior year and higher net dividend and interest income, partially offset by lower performance-based fees.
Sequentially, adjusted net revenues of $885 million increased 5% from $844 million. The increase was primarily due higher investment advisory base fees, partially offset by lower performance-based fees.
Adjusted Expenses
Third quarter adjusted operating expenses of $582 million were essentially flat from $581 million in the third quarter of 2024. Higher employee compensation and benefits expense was partially offset by lower G&A expense. Employee compensation and benefits expense increased primarily due to higher base compensation, commissions, fringe benefits and incentive compensation. G&A expense decreased primarily due to lower office and related expense primarily driven by the acceleration of lease expense and the write off of related assets in the prior year quarter associated with our early exit from our New York office location and lower professional fees.

Sequentially, adjusted operating expenses of $582 million increased 2% from $571 million. The increase was driven primarily by higher employee compensation and benefits expense, partially offset by lower G&A expense and promotion and servicing expense. Employee compensation and benefits expense increased primarily due to higher incentive compensation and base compensation, partially offset by lower fringe benefits and commissions. G&A expense decreased primarily due to lower professional fees and technology and related expense, partially offset by higher office and related expense. Promotion and servicing expense decreased primarily due to lower marketing and communications expense and travel and entertainment expense.
Adjusted operating Income, Margin and Net Income Per Unit
Third quarter adjusted operating income of $302 million increased 15% from $264 million in the third quarter of 2024, and the adjusted operating margin of 34.2% increased 290 basis points from 31.3%.
Sequentially, adjusted operating income of $302 million increased 11% from $273 million and the adjusted operating margin of 34.2% increased 190 basis points from 32.3%.
Third quarter adjusted net income per Unit was $0.86 compared to $0.77 in the third quarter of 2024 and $0.76 in the second quarter of 2025.
Headcount
As of September 30, 2025, we had 4,457 employees, compared to 4,292 employees as of September 30, 2024 and 4,380 employees as of June 30, 2025.

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Unit Repurchases

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in millions)
Total amount of AB Holding Units Purchased (1)	0.1	1.1	1.3	2.1
Total Cash Paid for AB Holding Units Purchased (1)	$4.1	$38.6	$47.8	$71.7
Open Market Purchases of AB Holding Units Purchased (1)	0.1	1.1	1.1	1.8
Total Cash Paid for Open Market Purchases of AB Holding Units (1)	$3.9	$38.6	$42.3	$60.1
(1) Purchased on a trade date basis. The difference between open-market purchases and units retained reflects the retention of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

Third Quarter 2025 Earnings Conference Call Information
Management will review third quarter 2025 financial and operating results during a conference call beginning at 9:00 a.m. (CST) on Thursday, October 23, 2025. The conference call will be hosted by Seth Bernstein, President & Chief Executive Officer; Tom Simeone, Chief Financial Officer; and Onur Erzan, Head of Global Client Group & Head of Private Wealth.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at https://www.alliancebernstein.com/corporate/en/investor-relations.html at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (888) 440-3310 in the U.S. or +1 (646) 960-0513 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 6072615.

The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of our third quarter 2025 financial and operating results on October 23, 2025.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2024 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of September 30, 2025, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 30.8% of AllianceBernstein. Including both the general partnership and limited partnership interest in AB Holding and AB, Equitable Holdings, Inc. ("EQH"), owned an approximate 68.5% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	3Q 2025	3Q 2024	% Change	2Q 2025	% Change

GAAP revenues:
Base fees	$852,478	$813,623	4.8%	$805,319	5.9%
Performance fees	21,972	28,763	(23.6)	38,659	(43.2)
Distribution revenues	210,424	189,216	11.2	198,367	6.1
Dividends and interest	35,944	38,940	(7.7)	36,137	(0.5)
Investments (losses)	(2,721)	(3,512)	(22.5)	(7,825)	(65.2)
Other revenues	34,253	39,673	(13.7)	33,912	1.0
Total revenues	1,152,350	1,106,703	4.1	1,104,569	4.3
Less: Broker-dealer related interest expense	15,203	21,214	(28.3)	15,662	(2.9)
Total net revenues	1,137,147	1,085,489	4.8	1,088,907	4.4

GAAP operating expenses:
Employee compensation and benefits	450,793	424,893	6.1	439,554	2.6
Promotion and servicing
Distribution-related payments	208,435	192,230	8.4	197,521	5.5
Amortization of deferred sales commissions	20,872	15,005	39.1	21,150	(1.3)
Trade execution, marketing, T&E and other	36,907	38,312	(3.7)	40,819	(9.6)
General and administrative	118,203	155,808	(24.1)	148,018	(20.1)
Contingent payment arrangements	43	(125,947)	n/m	42	2.4
Interest on borrowings	7,167	8,456	(15.2)	8,463	(15.3)
Amortization of intangible assets	11,250	11,451	(1.8)	11,246	—
Total operating expenses	853,670	720,208	18.5	866,813	(1.5)
Operating income	283,477	365,281	(22.4)	222,094	27.6

Income taxes	17,085	14,255	19.9	14,806	15.4
Net income	266,392	351,026	(24.1)	207,288	28.5

Net income (loss) of consolidated entities attributable to non-controlling interests	7,129	5,054	41.1	(3,179)	n/m
Net income attributable to AB Unitholders	$259,263	$345,972	(25.1%)	$210,467	23.2%

AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	3Q 2025	3Q 2024	% Change	2Q 2025	% Change

Equity in Net Income Attributable to AB Unitholders	$81,412	$136,374	(40.3%)	$78,830	3.3%
Income Taxes	7,661	9,179	(16.5)	8,582	(10.7)
Net Income	$73,751	$127,195	(42.0%)	$70,248	5.0%
Net Income per Unit	$0.79	$1.12	(29.5%)	$0.64	23.4%
Distribution per Unit	$0.86	$0.77	11.7%	$0.76	13.2%

Units Outstanding	3Q 2025	3Q 2024	% Change	2Q 2025	% Change
AB L.P.
Period-end	292,218,395	285,586,728	2.3%	292,080,593	—%
Weighted average	292,116,007	286,195,935	2.1	292,063,543	—
AB Holding L.P.
Period-end	90,993,251	113,435,357	(19.8%)	110,537,295	(17.7)%
Weighted average	92,815,628	114,042,095	(18.6)	110,495,023	(16.0)

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | September 30, 2025
($ Billions)
Ending and Average	Three Months Ended
	9/30/25	9/30/24
Ending Assets Under Management	$860.1	$805.9
Average Assets Under Management	$840.8	$785.9

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth	Total
Beginning of Period	$340.0	$344.7	$144.4	$829.1
Sales/New accounts	14.0	22.6	5.8	42.4
Redemption/Terminations	(2.8)	(20.4)	(4.6)	(27.8)
Net Cash Flows	(13.0)	(3.9)	—	(16.9)
Net Flows	(1.8)	(1.7)	1.2	(2.3)
Investment Performance	13.2	13.2	6.9	33.3
End of Period	$351.4	$356.2	$152.5	$860.1

Three-Month Changes By Investment Service
	Equity Active	Equity Passive(1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive(1)	Alternatives/ Multi-Asset Solutions(2)	Total
Beginning of Period	$273.4	$70.8	$214.5	$79.5	$10.2	$180.7	$829.1
Sales/New accounts	10.9	2.8	15.4	7.6	—	5.7	42.4
Redemption/Terminations	(14.1)	(0.1)	(8.9)	(3.5)	(0.1)	(1.1)	(27.8)
Net Cash Flows	(3.2)	(1.5)	(10.7)	—	(0.1)	(1.4)	(16.9)
Net Flows	(6.4)	1.2	(4.2)	4.1	(0.2)	3.2	(2.3)
Transfers	0.5	(0.5)	—	—	—	—	—
Investment Performance	13.8	5.8	4.0	2.2	0.1	7.4	33.3
End of Period	$281.3	$77.3	$214.3	$85.8	$10.1	$191.3	$860.1

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$(6.4)	1.2	$(5.2)
Fixed Income	(0.1)	(0.2)	(0.3)
Alternatives/Multi-Asset Solutions (2)	3.1	0.1	3.2
Total	$(3.4)	$1.1	$(2.3)
(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$273.5	$213.4	$149.1	$636.0
Non-U.S. Clients	77.9	142.8	3.4	224.1
Total	$351.4	$356.2	$152.5	$860.1

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024

Net Revenues, GAAP basis	$1,137,147	$1,088,907	$1,080,607	$1,257,556	$1,085,489	$1,027,943
Exclude:
Distribution-related adjustments:
Distribution revenues	(210,424)	(198,367)	(199,020)	(198,859)	(189,216)	(172,905)
Investment advisory services fees	(18,876)	(20,297)	(21,796)	(16,281)	(18,017)	(20,350)
Pass through adjustments:
Investment advisory services fees	(13,970)	(13,659)	(12,756)	(42,364)	(12,256)	(11,488)
Other revenues	(15,433)	(15,203)	(15,835)	(18,742)	(20,987)	(20,447)
Impact of consolidated company-sponsored investment funds	(7,059)	2,295	85	(1,126)	(5,182)	(3,292)
Incentive compensation-related items	(2,404)	(9,821)	856	(8,058)	(2,286)	(1,521)
Equity loss on investment	16,162	13,371	6,073	1,168	7,550	27,893
(Gain) on other equity method investments	(471)	(2,792)	—	—	—	—
Adjusted Net Revenues	$884,672	$844,434	$838,214	$973,294	$845,095	$825,833

Operating Income, GAAP basis	$283,477	$222,094	$236,369	$317,507	$365,281	$199,289
Exclude:
Real estate	—	—	—	(206)	(206)	(206)
Incentive compensation-related items	1,214	1,284	258	(198)	742	751
EQH award compensation	344	426	246	291	291	291
Retirement plan settlement (gain) loss	(2,442)	—	20,756	13,130	—	—
Acquisition-related expenses (income)	12,545	12,643	12,803	19,292	(112,906)	19,035
Equity method investments:
Equity loss on JVs	16,162	13,371	6,073	1,168	7,550	27,893
(Gain) on other equity method investments	(471)	(2,792)	—	—	—	—
AB funds reimbursement (income) expense	(8,500)	14,296	—	—	—	—
Interest on borrowings	7,167	8,463	7,138	6,370	8,456	11,313
Total non-GAAP adjustments	26,019	47,691	47,274	39,847	(96,073)	59,077
Less: Net income (loss) of consolidated entities attributable to non-controlling interests	7,129	(3,179)	895	2,975	5,054	4,180
Adjusted Operating Income	$302,367	$272,964	$282,748	$354,379	$264,154	$254,186
Operating Margin, GAAP basis excl. non-controlling interests	24.3%	20.7%	21.8%	25.0%	33.2%	19.0%
Adjusted Operating Margin	34.2%	32.3%	33.7%	36.4%	31.3%	30.8%

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AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	9/30/2025	6/30/2025	3/31/2025	12/31/2024	9/30/2024	6/30/2024
Net Income - GAAP basis	$73,751	$70,248	$74,034	$105,434	$127,195	$113,523
Impact on net income of AB non-GAAP adjustments	5,695	13,630	14,128	12,465	(39,515)	(32,232)
Adjusted Net Income	$79,446	$83,878	$88,162	$117,899	$87,680	$81,291

Net Income per Holding Unit, GAAP basis	$0.79	$0.64	$0.67	$0.94	$1.12	$0.99
Impact of AB non-GAAP adjustments	0.07	0.12	0.13	0.11	(0.35)	(0.28)
Adjusted Net Income per Holding Unit	$0.86	$0.76	$0.80	$1.05	$0.77	$0.71

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. Also, we adjust for certain investment advisory and service fees passed through to our investment advisors. We also adjust for certain pass through costs associated with the transition of services to the JVs entered into with Societe Generale ("SocGen"). These amounts are expensed by us and passed to the JVs for reimbursement.These fees do not affect operating income, as such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. Also, we adjust for certain acquisition related pass through performance-based fees and performance related compensation.

We also adjust net revenues to exclude our portion of the equity income or loss associated with our equity method investments, including our investment in the JVs and reinsurance sidecars, as we don't consider this activity part of our core business operations and these investments generate non-cash volatility which distort core earnings performance. Effective April 1, 2024, following the close of the transaction with SocGen, we record all income or loss associated with the JVs as an equity method investment income (loss). As we no longer consider this activity part of our core business operations and our intent is to fully divest from both joint ventures, we consider these amounts temporary and as such, we exclude these amounts from our adjusted net revenues.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (3) the equity compensation paid by EQH to certain AB executives, as discussed below, (4) retirement plan settlement (gain) loss, (5) acquisition-related expenses (income), (6) income (loss) related to our equity method investments, (7) AB Funds reimbursement (income) expense, (8) interest on borrowings and (9) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However,

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beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein, our CEO, equity awards in connection with EQH's IPO. Additionally, equity awards were granted to Mr. Bernstein and other AB executives for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.

The (gains) losses associated with the termination of our defined benefit retirement plan are non-cash, short term in nature and not considered a part of our core operating results when comparing financial results from period to period.

Acquisition-related expenses (income) have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Acquisition-related expenses (income) include professional fees, the recording of changes in estimates or fair value remeasurements to, and accretion expense related to, our contingent payment arrangements associated with our acquisitions, certain compensation-related expenses and amortization of intangible assets for contracts acquired. During the three months ended September 30, 2024 we recognized a gain of $128.5 million in the condensed consolidated statement of income related to a fair value adjustment of the contingent payment liability associated with our acquisition of AB Carval in 2022. The fair value adjustment was due to updated assumptions of future performance associated with the liability.

We also adjust operating income to exclude our portion of the equity income or loss associated with our equity method investments, including our investment in the JVs and reinsurance sidecars, as we don't consider this activity part of our core business operations and these investments generate non-cash volatility which distort core earnings performance. Effective April 1, 2024, following the close of the transaction with SocGen, we record all income or loss associated with the JVs as an equity method investment income (loss). As we no longer consider this activity part of our core business operations and our intent is to fully divest from both joint ventures, we consider these amounts temporary and as such, we exclude these amounts from our adjusted operating income.
During the first quarter of 2025, we identified an error in the billing practices of a third-party service provider, who had over billed certain AB mutual funds for omnibus account services, sub-accounting services, and related transfer agency expenses in prior years. In the second quarter, at the request of the mutual fund Board, AB agreed to reimburse the affected funds for the entirety of the overpayment plus interest. During the third quarter, we resolved this matter with the service provider and recovered a portion of the overbilled amounts. We have adjusted operating income to exclude these amounts. We believe adjusting for these costs is useful for our investors and other users of our financial statements as such presentation appropriately reflects the non-core nature of this expenditure or recovery.

We adjust operating income to exclude interest on borrowings in order to align with our industry peer group.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues

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and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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